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                                CONTRACT SCHEDULE


To contact the insurance department in the state in which this Contract is issued, you may call: [(XXX) XXX-XXXX]


OWNER: [John Doe]                            SEX: [M]  AGE AT ISSUE: [50]

JOINT OWNER: [Jane Doe]                      SEX: [F]  AGE AT ISSUE: [50]

ANNUITANT: [John Doe]                        SEX: [M]  AGE AT ISSUE: [50]

CONTRACT NUMBER: [12345678]                  ISSUE DATE: [February 15, 2001]

PLAN TYPE: [Non-Qualified]                   MATURITY DATE: [February 15, 2046]

PRODUCT CLASS: [Preference Premier B Plus Class]

PURCHASE PAYMENT: [$ 100,000.00]


PURCHASE PAYMENTS

[No Purchase Payment can be made after the Owner or oldest Joint Owner (or the Annuitant if non-natural owner) reaches age [ninety-one (91)].]

We may discontinue acceptance of Purchase Payments under the Contract upon [forty-five (45)] days advance written notice to you with respect to all Contracts of the same class. Any change in limitations or discontinuation of Purchase Payments will be implemented to manage the financial risk to the Company in the event market and/or economic conditions decline.

[While the [Guaranteed Withdrawal Benefit Rider (GWB)] is in force on your Contract, we will reject any Purchase Payments made after the [GWB] Purchase Payment Period. except as follows: We will permit you to make a subsequent Purchase Payment when either of the following conditions apply to your Contract:
(a) your Account Value is below the Minimum Account Value, shown on the Contract Schedule or (b) the [GWB] Rider Charge is greater than your Account Value.]

MINIMUM INITIAL PURCHASE PAYMENT: [$25,000.00]

The Issue Date of the Contract is the date we received the first Purchase Payment which may be less than the Minimum Initial Purchase Payment. We may revoke the Contract if proceeds from any exchanged annuity contracts or life insurance policies and/or other sources do not equal, in the aggregate, the Minimum Initial Purchase Payment within [ninety (90)] days of the Issue Date. If the Contract is revoked, we will return the Account Value without application of any Withdrawal Charge or Annual Contract Fee.

MINIMUM SUBSEQUENT PURCHASE PAYMENT: [$500.00]

This applies to all contracts unless you have elected an automated Purchase Payment program or a Purchase Payment is needed to meet the Minimum Initial Purchase Payment. We will accept subsequent Purchase Payments below the minimum if required under state and federal tax law.

MAXIMUM TOTAL PURCHASE PAYMENTS: [$1,000,000.00], without our prior approval.

MINIMUM ACCOUNT VALUE REQUIRED: [$2,000.00]

BENEFICIARY

As designated by you as of the Issue Date unless changed in accordance with the Contract provisions.

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PRODUCT CHARGES

SEPARATE ACCOUNT

Separate Account Product Charges are assessed daily based on an annual percentage of the average daily net asset value of each Subaccount of the Separate Account as set forth below:

     Mortality and Expense Charge: [1.45%]

     Administration Charge: [0.25%]

     [Additional Separate Account Product Charge on Subaccounts: [XYZ Funds] [0.25%]]

     We may add Subaccounts to the Contract at any future date. The additional Separate Account Product Charges for any such Subaccount will not be greater than [0.25%].

     [If your cumulative Purchase Payments equal or exceed [$500,000.00] on the Issue Date or upon receipt of an additional Purchase Payment, we will reduce your Administration Charge by [0.05%].]

     [Death Benefit Rider Charge: [0.20%]]

     [Additional Death Benefit Rider Charge: [0.25%]]

[ANNUAL CONTRACT FEE

During the Accumulation Period, the Annual Contract Fee will be deducted pro-rata from all Subaccounts and may be deducted from any other accounts made available by rider on each Contract Anniversary based on the Account Value on the Contract Anniversary:


                  Account Value                        Annual Contract Fee
                  -------------                        -------------------
             Less than [$50,000.00]                          [$100.00]
[At least [$50,000.00] but less than [$100,000.00]]           [$50.00]
            [At least [$100,000.00]]                            [$0]

If the Account Value is less than the Annual Contract Fee, the Contract will be terminated upon application of the fee.

On the Annuity Calculation Date, if the entire Adjusted Account Value is being applied to provide Annuity Payments, a pro rata portion of the Annual Contract Fee based on the Account Value on the Annuity Calculation Date and the number of completed months in the current Contract Year will also be deducted from the Account Value as described above.

If a total withdrawal is made during the Accumulation Period an Annual Contract Fee of [$100.00] will be deducted from the Account Value withdrawn.

During the Annuity Period, the Annual Contract Fee of [$100.00] may be deducted each Contract Year pro-rata from each Annuity Payment.]

SEPARATE ACCOUNT: [MetLife of Connecticut Separate Account Eleven]

ALLOCATION REQUIREMENTS

1. Currently, you can select from any of the Subaccounts, however, we may limit this in the future.

2.   Allocations specified by you must be in whole numbers.

3. [If the Fixed Account Rider is attached to this Contract and allocations to the Fixed Account are not restricted, you may allocate to the Fixed Account subject to any limitations described on the Fixed Account Rider and Fixed Account Contract Schedule.]

4. [If the [GLWB] Rider is attached to the Contract and in force, you can only make allocations to the [GLWB] Rider Subaccounts.]

TRANSFER REQUIREMENTS

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NUMBER PERMITTED: Excluding transfers resulting from any automated investment strategies, the maximum number of transfers per Contract Year shall be [twelve
(12)]. Under certain circumstances, we may waive this transfer limitation.

[If the Fixed Account Rider is attached to this Contract and allocations to the Fixed Account are not restricted, you may also transfer to and from the Fixed Account subject to any limitations described on the Fixed Account Rider and Fixed Account Contract Schedule.]

[If the [GLWB] Rider is attached to the contract and in force, you can only make transfers between the [GLWB] Rider Subaccounts.]

TRANSFER FEE

Excluding transfers resulting from our automated investment strategies and in the event that [twelve (12)] transfers are made in a Contract Year, we may deduct a Transfer Fee of [$25.00] for each additional transfer in such Contract Year. The Transfer Fee will be deducted from the Subaccount [or Fixed Account, if available] from which the transfer is made, or if the entire interest in a Subaccount is being transferred, from the amount transferred.

AMOUNT PERMITTED

Excluding transfers resulting from our automated investment strategies, the minimum amount that may be transferred from a Subaccount is [$500.00], or your entire interest in the Subaccount, if less.

WITHDRAWALS

WITHDRAWAL CHARGE

A Withdrawal Charge is assessed against Purchase Payments withdrawn and is calculated at the time of each withdrawal. Each Purchase Payment is tracked from the date of its receipt. Amounts will be withdrawn from your Contract in the following order:

1. Earnings in the Contract (earnings are equal to your Account Value less Purchase Payments not withdrawn); then

2.   The Free Withdrawal Amount described below, if any; then

3. Purchase Payments not previously withdrawn, in the order such Purchase Payments were made: the oldest Purchase Payment first, the next Purchase Payment second, etc. until all Purchase Payments have been withdrawn (First-in-First-out (FIFO) basis).

          Withdrawal Charges are determined in accordance with the following schedule:

                                 WITHDRAWAL CHARGES

     NUMBER OF COMPLETE YEARS

     FROM RECEIPT OF PURCHASE PAYMENT                     % CHARGE
     --------------------------------                     --------

     [0                                                   8

     1                                                    8

     2                                                    7

     3                                                    6

     4                                                    5

     5                                                    4

     6                                                    3

     7                                                    2

     8                                                    1

     9 and thereafter                                     0]

No Withdrawal Charge will be deducted in the event of:

1.   Maturity of the Contract

2.   Payment of the Death Benefit

3.   Application of any portion of your Adjusted Account Value to an Annuity
     Option

4.   Any waiver included subject to the issuance of a Rider.

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5.   A withdrawal that is required for you to avoid Federal Income Tax penalties or to satisfy Federal Income Tax rules that apply to this annuity. These include:

     a. Minimum distribution requirements that apply to this annuity. For purposes of this exception, we assume that this annuity is the only contract or funding vehicle from which distributions are required to be taken and we will ignore all other account values. This exception does not apply to non-qualified or Roth IRA annuities.

     b.   Refunds of Purchase Payments that exceed the required limits.

6. A proper "re-characterization" as permitted under Federal Tax Law of your MetLife traditional IRA deferred annuity or MetLife Roth IRA deferred annuity.

7. A transfer of your Account Value to another MetLife annuity provided that we agree in writing that none will apply.

8. Issuance of the Contract with proceeds from another MetLife or MetLife affiliate Annuity, if we agree in writing that none apply to those proceeds.

9.   A written agreement from us that none will apply.

FREE WITHDRAWAL AMOUNT

Each Contract Year [after the first], you may make a withdrawal of a portion of your Account Value free from any Withdrawal Charge. The Free Withdrawal Amount for each Contract Year is equal to [10%] of total Purchase Payments, less the total Free Withdrawal Amount previously withdrawn in the same Contract Year. This amount is non-cumulative.

A Withdrawal Charge will not be assessed against earnings withdrawn from your Contract (earnings are equal to the Account Value less Purchase Payments not withdrawn).

[A Withdrawal Charge will not be assessed against any withdrawal in the [first] Contract Year that is part of a monthly systematic withdrawal program in which the monthly withdrawal amount does not exceed 1/12 of [10%] of total Purchase Payments.]

MINIMUM PARTIAL WITHDRAWAL: [$500.00]

[MAXIMUM DISABILITY WAIVER ATTAINED AGE: 65]

ANNUITY REQUIREMENTS:

     1. [[The Maturity Date is the later of the first Contract Anniversary after the oldest Owner's [90th birthday or ten (10) years from the Issue Date.] You may change your Maturity Date to a later date if we agree.

     2. The Annuity Date will be no later than the Maturity Date and must not be less than [thirty (30) days] from the Issue Date.

     3. For Fixed Annuity Payments, the fixed annuity tables are based on the [2012 Individual Annuitants Mortality Table with seven (7) year age setback with interest at [1%].]

INTEREST RATE APPLICABLE TO UNDERPAYMENTS OR OVERPAYMENTS DUE TO MISSTATEMENT
 OF AGE OR SEX: [3.00%]

[INITIAL EDCA RATE APPLICABLE TO PURCHASE PAYMENTS MADE AT THE BEGINNING OF THE INITIAL EDCA PERIOD:

[[6 MONTHS]: [9.00%]]

[[12 MONTHS]: [4.00%]]

[MINIMUM ALLOCATION TO EDCA ACCOUNT: [$10,000.00]]

[MINIMUM GUARANTEED INTEREST RATE OF OUR FIXED ACCOUNT: [1.00%] [annually]]

ANNUITY SERVICE OFFICE:

[MetLife

PO Box 10342

Des Moines, IA 50306-0342]

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ENDORSEMENTS AND RIDERS ATTACHED TO THIS CONTRACT

[Fixed Account Rider for Variable Annuity

Enhanced Dollar Cost Averaging Rider

Death Benefit Rider (Greater of Return of Purchase Payments/5th Step-up)

Death Benefit Rider (Return of Purchase Payments)

Death Benefit Rider (Greater of Annual Step-up or 5% Annual Increase)

Death Benefit Rider (Annual Step-up)

Guaranteed Withdrawal Benefit Rider

Lifetime Guaranteed Withdrawal Benefit Rider

Additional Death Benefit Rider (Earnings Preservation Benefit)

Waiver of Withdrawal Charge for Nursing Home or Hospital Confinement Rider

Waiver of Withdrawal Charge for Terminal Illness Rider

Waiver of Withdrawal Charge for Disability Rider

Individual Retirement Annuity Endorsement

Roth Individual Retirement Annuity Endorsement

Unisex Annuity Rates Endorsement

Qualified Distribution Program Endorsement

Spousal Continuation Endorsement

Non-Qualified Annuity Endorsement]

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